May 15, 2015

VIA EDGAR

United States Securities and Exchange Commission

Re:	Northern Dynasty Minerals Ltd. (the "Company")

Annual Report on Form 20-F

Consent of Expert

This letter is provided in connection with the Company's Form 20-F annual report for the year ended December 31, 2014, (the “Annual Report”) to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”).

I, J. David Gaunt, P.Geo., hereby consent to the use of my name in connection with reference to my involvement in the following technical report (the "Technical Report"):

  2014 Technical Report on the Pebble Project, Southwest Alaska, USA, effective date December 31, 2014 and to references to the Technical Report, or portions thereof, in the Annual Report and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Annual Report.

I have read the Company’s Annual Report and confirm that it documents fairly and accurately represent the information that supports the disclosure.

Yours truly,

J. David Gaunt

J. David Gaunt, P.Geo.

Hunter Dickinson Services Inc.